EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     This Employment Agreement (the “Agreement”) is made as of July 7, 2004 by and between Michaels Stores, Inc., a Delaware corporation (the “Company”), and R. Michael Rouleau (“Executive”). This Agreement amends and completely restates the Employment Agreement dated March 20, 2001, as amended on July 16, 2002, between Executive and the Company.

     The parties hereto agree as follows:

1.	Employment. The Company agrees to employ Executive and Executive accepts such employment for the period beginning as of the date hereof and ending on January 31, 2008, subject to earlier termination pursuant to Paragraph 1(d). After January 31, 2008, this Agreement will continue for successive one-year terms unless the Company gives written notice to Executive pursuant to Paragraph 4 of this Agreement at least 120 days prior to the expiration of any term of this Agreement that the Agreement will not be renewed. If a Change in Control of the Company (as hereinafter defined) shall have occurred during any term of this Agreement, this Agreement shall continue in effect until the term of the Agreement expires.

(a)	Salary, Bonus and Benefits. During the term of this Agreement, the Company will pay Executive a base salary (“Base Salary”) of $675,000 per annum, or such higher amount as the Company’s Board of Directors or an appropriate committee thereof shall determine in its sole discretion. Base Salary will be paid in equal bi-weekly installments. On or about April 1 of each year during the term of this Agreement, Executive shall be eligible to receive a bonus based on the Company’s applicable bonus plan. If a Change in Control of the Company shall have occurred during any term of this Agreement, Executive shall be entitled, to the extent permitted by applicable law, to receive employee benefits under, and participate in for the remaining term of the Agreement, all employee benefit plans to which Executive was entitled immediately prior to the date of the Change in Control, including but not limited to any applicable pension plan, retirement plan, stock option plan, employee stock ownership, 401(k) savings plan, disability insurance plan, life insurance plan, medical and dental insurance plans.

(b)	Additional Benefits. In addition to the salary and any bonus payable to Executive pursuant to Paragraph 1(a), Executive will be entitled during the term of this Agreement to health insurance, life insurance, disability insurance, five weeks of vacation annually, a Company-paid automobile, and such other employment-related benefits that the Company provides to its executive employees, as well as any perquisites the Board of Directors or an appropriate committee thereof may establish. The Company shall reimburse Executive, in accordance with its standard expense reporting and reimbursement policies in effect from time to time, for all out-of-pocket expenses which Executive shall incur in connection with his services for the Company.

(c)	Services. During the term of this Agreement, Executive will serve as Chief Executive Officer of the Company and will perform such services of an executive and administrative nature for the Company and its subsidiaries as the Company’s Board of Directors and/or the Company’s Chairman of the Board of Directors may from time to time direct. It is the intention of the parties that, subject to the directives of the Company’s Board of Directors and its Chairman, Executive’s principal responsibilities shall be to direct the day to day management of the Company. Executive will devote all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its subsidiaries.

(d)	Termination; Severance Pay. The term of this Agreement will terminate upon the first to occur of (i) January 31, 2008, (ii) Executive’s death or permanent disability (as determined by the Board of Directors in its good faith judgment) or (iii) the date on which the Company’s Board of Directors terminates Executive’s employment for Cause (as defined below). In the event that the Company shall terminate Executive’s employment prior to January 31, 2008, otherwise than pursuant to clause (ii) or (iii) above, the Company shall pay severance pay to Executive by continuing the Base Salary, as well as all additional benefits described in Paragraph 1(b) and in effect at the time of such termination (other than medical, dental and vision benefits, which will be provided only on the terms set forth in Paragraph 1(e)), until January 31, 2008, and by paying Executive a prorated bonus for the fiscal year of the Company in which such termination occurs, if Executive would have earned any bonus under the Company’s bonus plan for such fiscal year. Such payments of Base Salary shall be made in bi-weekly installments, and such prorated bonus, if any, shall be paid when bonuses for such fiscal year are paid to Company employees in the ordinary course of business. For purposes of this Agreement, “Cause” shall mean by determination of the Company’s Board of Directors in its good faith judgment that Executive has: (1) knowingly committed gross misconduct in the performance of his duties, (2) knowingly committed gross negligence or gross nonfeasance in the performance of his duties, (3) committed an act of financial dishonesty against the Company or any of its subsidiaries, parents or affiliates, or (4) committed any felony involving moral turpitude.

In the event this Agreement is terminated at any time and for any reason, (i) Executive will have the option to purchase the Company-paid automobile in his possession at the depreciated book value of said automobile; and (ii) Executive will automatically become the owner of his Company-paid whole life insurance policies.

(e)	Medical Benefits after Termination of Employment. If, at or before the termination of this Agreement (including any extensions of the term of this Agreement), Executive retires from the Company or his employment is terminated by the Company without Cause or his employment terminates by reason of permanent disability (within the meaning of that term under Paragraph 1(d)), Executive and his current spouse will continue to participate in the Michaels Stores, Inc. Medical, Dental and Vision Care Plan (the “Plan”) on the same basis as that available from time to time to senior executive officers of the Company and their eligible dependents, except as otherwise provided in this Paragraph 1(e). Post-termination benefits provided to Executive under the Plan will be coordinated with Medicare coverage as if Executive had applied for and were receiving benefits under both Medicare Part A and Medicare Part B, with Medicare providing primary coverage and the Plan providing secondary or supplemental coverage. When Executive’s spouse becomes eligible for Medicare, benefits provided to her under the Plan after Executive’s retirement or other termination of employment will also be coordinated with Medicare coverage as if she had applied for and were receiving benefits under both Medicare Part A and Medicare Part B, with Medicare providing primary coverage and the Plan providing secondary or supplemental coverage. The Company will assist Executive and his spouse in filing claims and coordinating Plan benefits with Medicare. Post-termination benefits will be provided under the Plan to Executive until the earlier of his death or the date he becomes entitled to medical benefits from another employer and will be provided to Executive’s spouse until the earliest of her death, Executive’s death, the date she becomes entitled to medical benefits from another employer or the date she no longer qualifies as an eligible dependent under the Plan; provided, however, that if Executive’s spouse is receiving post-termination benefits under the Plan at the time of Executive’s death but has not attained age 65, such post-termination benefits will continue to be provided to Executive’s spouse until her 65th birthday. The Company will bear the full cost of post-termination benefits provided to Executive and his spouse under the Plan (other than the cost of Medicare premiums). If the Plan is unable to provide Executive and his spouse with the post-termination coverage provided in this Paragraph 1(e), the Company will purchase health insurance for Executive and his spouse that provides, to the extent practicable, reasonably comparable benefits. Notwithstanding the foregoing provisions, neither Executive nor his spouse will be entitled to the benefits provided by this Paragraph 1(e) in the event the Company terminates Executive’s employment for Cause.

If, at or before the termination of this Agreement (including any extensions of the term of this Agreement), Executive’s employment terminates by reason of his death, Executive’s current spouse will continue to participate in the Plan on the same basis described in the preceding paragraph of this Paragraph 1(e) as if Executive’s death had occurred after his retirement from the Company.

(f)	Stock Options. In the event this Agreement is terminated at any time and for any reason, each outstanding option to purchase common stock of the Company held by Executive at such termination will become 100% vested and exercisable and (provided that Executive’s employment has not been terminated for Cause) will expire, notwithstanding the stated expiration date of such option, one day prior to the fifth anniversary of such termination. In the event of any conflict between the terms of this Paragraph 1(f) and the terms contained in any document evidencing any such option, the terms of this Paragraph 1(f) will control.

2.	Confidential Information. Executive acknowledges that the trade secrets and similar proprietary information obtained by him during the course of his employment with the Company (including his employment prior to the date of this Agreement), concerning the business or affairs of the Company and its subsidiaries are the property of the Company. Therefore, Executive agrees that, at no time during or after the term of this Agreement, will he disclose to any unauthorized person or use for his own account any of such information or data without the written consent of the Chairman of the Board of Directors, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its subsidiaries which he may then possess or have under his control.

3.	Change in Control. For purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events:

(a)	the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

(b)	the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(c)	there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

(d)	the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(e)	if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this Paragraph 3(e) each director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the foregoing provisions of Paragraph 3(c) or (d) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not be deemed to have occurred for purposes of Paragraph 3(c) or (d) above solely because (A) the Company, (B) a Subsidiary or (C) any Company-sponsored employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any decrease thereof.

4.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail, to the recipient at the address below indicated:

To the Company:

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063

Attention: Senior Vice President, Human Resources

To Executive:

R. Michael Rouleau
3505 Turtle Creek Boulevard
Unit 15C
Dallas, Texas 75219

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

5.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.	Complete Agreement. This Agreement constitutes the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including without limitation that certain Employment Agreement, dated as of April 29, 1997, by and between the Company and Executive.

7.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.	Successors and Assignability. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and his heirs, executors or administrators, and to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns. This Agreement shall not be assignable by Executive, except by will or pursuant to the laws of descent and distribution.

9.	Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Texas, including without limitation the Texas statute of limitations.

10.	Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

11.	Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

12.	Legal Fees. In the event of any litigation between the parties hereto relating to this Agreement, the prevailing party will be entitled to recover from the losing party reimbursement for the prevailing party’s reasonable attorneys’ fees and expenses.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MICHAELS STORES, INC.

By	/s/ Charles J. Wyly, Jr.
Charles J. Wyly, Jr.
Chairman of the Board of Directors

/s/ R. Michael Rouleau
R. Michael Rouleau